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                                                                    EXHIBIT 99.1

 (BREED-TECHNOLOGIES) (BDT) BREED Announces Delay in Earnings Release

     LAKELAND, FL. (August 31, 1998) - BREED Technologies, Inc. (NYSE:BDT), a global leader in automotive occupant safety systems, is announcing today that the company is delaying the release of its earninqs for the fourth quarter and year end of fiscal year 1998.

     In the second quarter of fiscal year 1998, the company recorded repositioning and other special charges aggregating $349.9 million. The SEC is disagreeing with certain aspects of the second quarter charges.

     The company currently intends to release its earnings as soon as practicable, following the resolution of these issues.

     Headquartered in Lakeland, Fla, BREED is the world's third largest supplier of complete automotive occupant restraint systems. The company supports its growing list of automotive customers with advanced engineering, testing and manufacturing facilities located in 13 countries around the globe. Information about BREED and its products is available on the Internet at http://www.breedtech.com.

  Media Relations   Investor Relations
  Gina McLean       Timothy G. Weir
  941/668-6684      941/668-6464